Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS

Improved Expense Control and Working Capital Management Off-Set

Sales and Gross Margin Decline

WALNUT CREEK, CALIFORNIA, February 4, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its first quarter ended December 27, 2008.

“In a challenging environment, we made progress managing working capital and controlling costs,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “In the quarter, we reduced our investment in working capital by $48 million compared to last year. We lowered selling, general and administrative expenses by $8 million and were able to reduce our loss per fully diluted share in the quarter to 9 cents compared to 11 cents a year ago, after excluding the goodwill and other asset impairment charges, and the gain on sale of properties, and litigation settlement proceeds in the prior year period. However, there remains considerable room for improvement in order to recoup lost margin and ultimately drive ‘on profile’ performance.”

The Company reported net sales of $293 million in the quarter, a decline of seven percent compared to $314 million in the comparable fiscal 2008 period. The Company reported an operating loss of $2.7 million, compared to a loss of $391 million in the year ago period. Net interest expense was $6.6 million compared to $11.2 million a year ago. The net loss for the quarter was $6.2 million, or $0.09 per fully diluted share compared to a net loss of $290 million or $4.07 per fully diluted share in the year ago period. Branded products sales decreased seven percent to $242 million. Sales of other manufacturers’ products declined four percent to $50 million. Depreciation and amortization was $7.5 million compared to $8.0 million in the year ago period. The quarter-ending leverage ratio was 3.7x.

Results for the fiscal 2008 first quarter included a non-cash, pre-tax charge of $400 million related to the impairment of goodwill and other intangibles assets. The results also included a pre-tax gain of $11.1 million related to the sale of properties and legal settlement proceeds. Excluding the impairment of goodwill and other intangible assets and the gain on sale of properties and legal settlement, the net loss was $0.11 per fully diluted share in the year ago period.

Net sales for the Garden Products segment were $107 million, a decrease of five percent from $112 million in the comparable fiscal 2008 period. The Garden Products operating loss was $7.8 million compared to a loss of $206 million in the year ago period. Included in the results for the year ago period was an impairment charge of $202 million and a $4.6 million gain related to the sale of property. Branded products sales declined $3 million to $95 million. Sales of other manufacturers’ products declined $2 million to $12 million. Net sales for the Pet Products segment were $186 million, a decrease of eight percent versus the comparable fiscal 2008 period. Operating income for the Pet Products segment was $12.9 million, compared to a loss of $181 million in the year ago period. Included in the results for the year ago period was an impairment charge of $198 million and a $1.5 million gain related to the sale of property. Branded products sales were $148 million, a decrease of $16 million compared to last year. Sales of other manufacturers’ products were $38 million, unchanged compared to last year.

The Company will discuss its first quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 888-680-0878 and passcode 1763 2663 (domestic) or 617-213-4855 and passcode 1763 2663 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link:

https://www.theconferencingservice.com/prereg/key.process?key=PFAYFA87Q. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 888-286-8010 and passcode 5282 6065 (domestic) and 617-801-6888and passcode 5282 6065 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 26, 2008, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 29, 2007	December 27, 2008
Net Sales	$313,785	$292,542
Cost of Goods Sold and Occupancy	219,463	207,061

Gross Profit	94,322	85,481
Selling, General and Administrative Expenses	84,936	88,147
Impairment of Goodwill and Intangible Assets	400,000	—

Loss from Operations	(390,614)	(2,666)
Interest Expense	(11,505)	(6,884)
Interest Income	288	332
Other Income	483	(950)

Loss Before Income Taxes and	(401,348)	(10,168)
Minority Interest
Income Taxes (Benefit)	(111,814)	(3,853)
Minority Interest	(8)	(131)

Net Loss	$(289,526)	$(6,184)

Basic Loss Per Common Share:	$(4.07)	$(0.09)
Diluted Loss Per Common Share:	$(4.07)	$(0.09)
Weighted Average Shares Outstanding
Basic	71,178	70,519
Diluted	71,178	70,519

-more-

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 29, 2007	December 27, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$8,326	$8,862
Accounts Receivable - Net	182,917	165,681
Inventories	435,489	393,702
Other Current Assets	40,505	41,207

Total Current Assets	667,237	609,452
Property and Equipment - Net	199,249	171,616
Goodwill	204,562	201,499
Other Intangible Assets – Net	96,072	106,493
Deferred Income Taxes and Other Assets	139,437	105,301

Total	$1,306,557	$1,194,361

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$136,934	$120,936
Accrued Expenses	73,297	78,268
Current Portion of Long-Term Debt	3,355	3,332

Total Current Liabilities	213,586	202,536
Long-Term Debt	598,303	487,721
Other Long-Term Obligations	5,141	6,663
Convertible Redeemable Preferred Stock	750	—
Minority Interest	1,826	459
Shareholders’ Equity	486,951	496,982

Total	$1,306,557	$1,194,361

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss and selling, general and administrative expenses for the fiscal quarter ended December 29, 2007. Adjusted net loss and adjusted selling, general and administrative expenses, which exclude the impact of goodwill and other asset impairment charges and gains from the sale of properties and a legal settlement, are non-GAAP financial measures. We believe they are useful as supplemental measures in evaluating the aggregate performance of our operating business. These measures are used by our management, including our chief operating decision maker, to perform such evaluation. We exclude goodwill and other intangible asset impairment charges and gains from the sale of properties and a legal settlement as such items are not representative of the on-going results of operations of our business. Below is a reconciliation of these non-GAAP measures to net loss and selling, general, and administrative expenses for the quarter ended December 29, 2007.

	Dollars (in millions)	EPS
Reconciliation of Net Loss (in millions):
Net Loss	$(289.5)	$(4.07)
Adjusted for: Goodwill and other asset impairment charges, net of taxes	288.7	4.06

Net loss excluding goodwill impairment charge	(0.8)	(0.01)
Less: Gain on sale of properties and legal settlement proceeds, net of taxes	(6.8)	(0.10)

Adjusted Net Loss	$(7.6)	$(0.11)

Dollars (in millions)
Reconciliation of Selling, General and Administrative expenses
Selling, General and Administrative expenses	$84.9
Add back: Gain on sale of properties and legal settlement proceeds	11.1

Adjusted Selling, General and Administrative expenses	$96.0